FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.:  333-177354-02

June 27, 2012

Supplement No. 1
(To Free Writing Prospectus, Dated June 25, 2012)

$851,237,000 (Approximate)
UBS-Barclays Commercial Mortgage Trust 2012-C2,
Commercial Mortgage Pass-Through Certificates, Series 2012-C2

UBS-Barclays Commercial Mortgage Trust 2012-C2
Issuing Entity

UBS Commercial Mortgage Securitization Corp.
Depositor

UBS Real Estate Securities Inc.
Barclays Bank PLC
Archetype Mortgage Funding II LLC
KeyBank National Association
Sponsors and Mortgage Loan Sellers

UBS Investment Bank	Barclays

Joint Bookrunning Managers and Co-Lead Managers

KeyBanc Capital Markets	Drexel Hamilton Co-Managers	BofA Merrill Lynch

This Supplement No. 1 to Free Writing Prospectus (the “Supplement”) supplements and modifies the Free Writing Prospectus, dated June 25, 2012 (the “Free Writing Prospectus”).  Except as otherwise specified in this Supplement, capitalized terms used but not defined in this Supplement have the meanings given to them in the Free Writing Prospectus.

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Notwithstanding anything to the contrary contained in the Free Writing Prospectus, certain information is modified as follows:

1. The Initial Certificate Balance or Notional Balance of the following Classes is modified in all places set forth in the Free Writing Prospectus:

Class	Initial Certificate Balance or Notional Balance
Class A-S-EC	$94,245,000
Class X-A	$945,482,000
Class X-B	$270,572,149
Class B-EC	$63,842,000
Class C-EC	$45,602,000

2. The Approximate Initial Credit Support of the following Classes is modified in all places set forth in the Free Writing Prospectus as follows:

Class	Approximate Initial Credit Support
Class A-S-EC	22.250%
Class B-EC	17.000%

3. The Approximate Percentage of Initial Aggregate Certificate Balance of the following Classes is modified in all places set forth in the Free Writing Prospectus as follows:

Class	Approximate Percentage of Initial Aggregate Certificate Balance
Class A-S-EC	7.75%
Class B-EC	5.25%
Class C-EC	3.75%

4. The Anticipated Rating of the following Class is modified in all places set forth in the Free Writing Prospectus as follows:

Class	Approximate Initial Credit Support
Class X-B	NR/AAA(sf) /Ba3(sf)

5. The third paragraph on page 264 of the Free Writing Prospectus is deleted in its entirety and replaced with the following:

“The Pooling and Servicing Agreement will provide that the Special Servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any person (including, without limitation, the Issuing Entity, any borrower, any manager, any guarantor or indemnitor in respect of a Mortgage Loan and any purchaser of any Mortgage Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for in the Pooling and Servicing Agreement; provided, however, such prohibition will not apply to due diligence and surveillance activities provided to the initial Controlling Class Certificateholder by the Special Servicer or any of its affiliates.”

Except as modified above, the Free Writing Prospectus remains unmodified.

Dated:  June 27, 2012

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STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (SEC File No. 333-177354) for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov.  Alternatively, the depositor or UBS Securities LLC, any other underwriter, or any dealer participating in this offering will arrange to send to you the prospectus if you request it by calling toll-free 1-877-713-1030.

The offered certificates referred to in these materials, and the asset poolbacking them, are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. You understand that, when you are considering the purchase of the offered certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have verified the allocation of certificates to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.